A Special Meeting of Unitholders in Lieu of Annual Meeting was held on August 15, 2007 to elect (a) Mr. Ralph F. Vitale as a Class I Trustee of the Fund to hold office until the Fund's fourth annual meeting of unitholders or special meeting in lieu thereof, or until his successor shall have been elected and qualified and (b) Mr. John J. Masterson as a Class II Trustee of the Fund to hold office until the Fund's second annual meeting of unitholders or special meeting in lieu thereof, or until his successor shall have been elected and qualified. The resulting votes are presented below:


                           AFFIRMATIVE         AGAINST         ABSTAIN
----------------------- ------------------ ---------------- ------------
John J. Masterson              8,379,963          -            514,207
----------------------- ------------------ ---------------- ------------
Ralph F. Vitale                8,379,963          -            514,207
----------------------- ------------------ ---------------- ------------